Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES RESULTS FOR THIRD QUARTER,
FIRST NINE MONTHS OF 2008
— Net sales higher on acquisitions, pricing and volume —
— Third quarter EPS of $1.85 includes a non-recurring income tax benefit of $0.83/share —
Operating cash flow up 82 percent year-to-date vs. 2007 —
CLEVELAND – November 6, 2008 – OM Group, Inc. (NYSE: OMG) announced today that the company achieved strong financial performance in the third quarter and nine months ended September 30, 2008, despite a rapid decline in cobalt prices and unprecedented macroeconomic conditions.
Net sales for the third quarter of 2008 rose 70 percent to $448.6 million compared with $264.6 million in the corresponding period of 2007. This strong top-line growth resulted from higher product selling prices which contributed $79.9 million, organic volume growth within the Advanced Materials segment of $27.5 million and an increase in cobalt metal resale of $19.4 million. OM Group’s coatings and electronic technologies businesses, acquired in the fourth quarter of 2007, added $72.3 million in net sales. Net income in the third quarter of 2008 was $56.3 million, or $1.85 per diluted share, compared with last year’s third-quarter net income of $38.1 million, or $1.26 per diluted share. Included in the 2008 period is a non-recurring income tax benefit of $25.1 million, or $0.83 per diluted share, related to an election to take foreign tax credits on prior-year U.S. tax returns.
“Our ability to achieve these results in the face of challenging macroeconomic conditions speaks volumes about the strength of our business and the soundness of our growth strategy,” said Joseph M. Scaminace, chairman and chief executive officer. “Our organizational strength is also evident in the positive cash flow our operations continue to generate, particularly in the face of a precipitous fall in cobalt prices.”
Scaminace noted that, even though cobalt prices fell as much as 50 percent from their all-time high earlier in the year, the company continues to manage through the decline and was able to deliver solid third quarter results. “We remain diligent about reducing costs, strengthening key performance indicators and aggressively managing inventories and our supply chain to mitigate price volatility wherever possible,” he said.
Gross profit increased to $86.3 million in the third quarter of 2008 versus $73.1 million in the comparable 2007 quarter. The increase is attributable primarily to contribution from acquisitions and greater volume, partially offset by higher raw material costs. As a percentage of net sales, gross margin fell to 19.2 percent from 27.6 percent, due primarily to the impact of higher cost cobalt raw materials in 2008 and the effect on selling prices of the rapid decline in the cobalt reference price.
Selling, general and administrative (SG&A) expenses increased to $40.9 million, or 9.1 percent of sales, in the third quarter of 2008 compared with $31.7 million, or 12.0 percent of sales, in the third quarter of 2007, due primarily to the newly acquired businesses that were not included in the 2007 period.
Operating profit in the third quarter of 2008 was $45.4 million compared with $41.5 million in the prior-year period. As a percent of sales, operating profit was lower due to the decline in gross profit margin, offsetting lower SG&A expenses as a percent of sales.

Income from continuing operations was $55.7 million, or $1.84 per diluted share, in the third quarter of 2008, compared with $39.5 million, or $1.30 per diluted share, in the 2007 period. Income tax in the third quarter of 2008 was a benefit of $14.5 million due to the previously mentioned benefit from foreign tax credit election, which was $25.1 million, or $0.83 per share. Excluding this discrete item, the effective income tax rate would have been 23.3 percent compared with 15.9 percent in the third quarter of 2007. The third quarter of 2008 included income tax expense related to income earned at the company’s joint venture in the Democratic Republic of Congo (DRC), with no comparable expense in 2007 due to a tax holiday in the DRC.
Discontinued operations added $0.5 million to the 2008 period, due to a gain on remeasuring Euro-denominated liabilities to U.S. dollars. A loss from discontinued operations of $1.4 million in the third quarter of 2007 was due primarily to $1.1 million of tax expense related to the former Precious Metals Group upon finalization of the company’s U.S. tax return.
NINE-MONTH RESULTS
Net sales for the nine months ended September 30, 2008 were $1,440.3 million versus $712.1 million for the comparable period in 2007. The improvement was driven by higher product selling prices, acquisitions, increased cobalt metal resale volume and volume growth. Net income was $167.7 million, or $5.53 per diluted share, in the first nine months of 2008 compared with $198.9 million, or $6.58 per diluted share, in the first nine months of 2007. The 2007 period included $61.5 million of income from discontinued operations and a $72.3 million gain on the sale of discontinued operations, both related principally to the nickel business that was sold in the first quarter of 2007. Income from continuing operations was $167.9 million, or $5.53 per diluted share, for the first nine months of 2008 compared with $65.1 million, or $2.15 per diluted share, during the same period last year.
Gross profit rose to $349.0 million in the first nine months of 2008 compared with $229.1 million in the first nine months of 2007. As a percentage of net sales, gross profit fell to 24.2 percent from 32.2 percent, due primarily to the impact of higher cost cobalt raw materials in 2008 and the effect on selling prices of the rapid decline in the cobalt reference price. Operating profit increased to $223.6 million in the 2008 period versus $140.8 million in the first nine months of 2007.
SG&A expenses were $125.4 million in the first nine months of 2008 compared with $88.3 million in the comparable 2007 period. The increase was due primarily to expenses from the acquired coatings and electronic technologies businesses.
Net cash provided by operating activities rose to $52.5 million in the first nine months of 2008 compared with $28.8 million in the same period last year, an 82 percent increase. This improved performance was attributable principally to higher income from continuing operations, partially offset by higher cash usage to fund working capital requirements. The higher working capital requirements were due to an increase in inventory as a result of higher cobalt reference prices, particularly in the first two quarters of 2008. As a percentage of sales, net working capital fell to 29.6 percent from 33.7 percent last year. Cash provided by operations as well as an available credit facility should provide adequate liquidity for OMG’s working capital, debt service and capital expenditure requirements.
BUSINESS SEGMENT RESULTS
Advanced Materials
Net sales for the Advance Materials segment were $306.8 million in the third quarter of 2008 compared with $193.3 million in the third quarter of last year. The increase was driven by higher product selling prices due to an increase in the reference price for cobalt, growth in metal resale and greater volume. Excluding metal resale and copper by-product sales, volume grew 26 percent in the third quarter of 2008 compared with the same quarter last year.

Operating profit for the segment fell slightly to $44.8 million compared with $48.6 million in the prior-year quarter. The benefit from higher volume was offset by unfavorable currency impact, higher cost cobalt raw materials in 2008 purchased prior to and during the rapid decline in cobalt reference price and higher manufacturing and non-cobalt raw material costs. For the period, cobalt prices averaged $32.54 per pound compared with $45.93 per pound during the second quarter of 2008 and $25.84 per pound during the third quarter of 2007.
Net sales for the segment were $998.3 million in the first nine months of 2008 compared with $499.6 million in the same period in 2007. Increased product selling prices, higher volumes of cobalt metal resale and copper by-product, and growth in end market demand contributed to the increase. Operating profit increased to $219.6 million in the first nine months of 2008 versus $148.2 million in the comparable 2007 period due to product pricing and volume growth.
Specialty Chemicals
Sales from the Specialty Chemicals segment were $142.3 million in the third quarter of 2008 compared with $72.0 million in the same quarter last year. The improvement was due primarily to acquisitions and higher selling prices in Advanced Organics. These benefits were partially offset by lower volumes and unfavorable pricing in Electronic Chemicals due to a decline in the price of nickel.
Operating profit increased to $9.5 million in the third quarter of 2008 compared with break-even in the prior-year quarter due to price increases and earnings contributions from the newly acquired businesses. These improvements were somewhat offset by rising raw material costs and lower volume. The third quarter of 2007 included $1.2 million in legal fees and a $3.5 million environmental charge, which did not recur this year.
Net sales for the segment increased to $443.9 million in the first nine months of 2008 versus $216.7 million in the comparable 2007 period. Acquisitions and increased product selling prices were the main factors leading to the sales improvement. Operating profit was $30.3 million in the first nine months of 2008 compared with $15.0 million in the same period in 2007.
OUTLOOK
Scaminace noted that the company remains cautiously optimistic about end market demand going forward; however, he acknowledged that fluctuating raw material costs will likely play a factor that limits near-term results. “Obviously, there is tremendous uncertainty in the global marketplace,” he said. “At the present time, we anticipate growing demand in our Advanced Materials end markets that should offset weakening electronic technology end markets. Our business strength and focus on controlling costs will help mitigate the challenges posed by rising raw material costs and cobalt price volatility.
“We have tremendous financial flexibility, given our clean balance sheet and enviable cash position, which will help us navigate these challenging economic conditions,” Scaminace continued. “The company’s long-range strategy remains steadfastly focused on growth through tactical and transformational acquisitions as well as partnerships, in line with our stated strategic objectives.”
The strategy is part of a transformational process designed to deliver sustainable and profitable volume growth, drive consistent financial performance and build long-term shareholder value. OMG continues to prudently evaluate and seek out profitable businesses that participate in high-growth markets and allow it to broaden its geographic footprint.
WEBCAST INFORMATION
OM Group has scheduled a conference call and live audio broadcast on the Web for 10 a.m. Eastern time today. Investors may access the live audio broadcast by logging on to www.omgi.com. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. A webcast audio replay will be available on the “Investor Relations - Presentations” page of the company’s Web site three hours after the call.
ABOUT OM GROUP, INC.
OM Group, Inc. is a diversified global developer, producer and marketer of value-added specialty chemicals and advanced materials that are essential to complex chemical and industrial processes. Key technology-based end-use applications include affordable energy, portable power, clean air, clean water, and proprietary products and services for the microelectronics industry. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com/.
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For more information, contact: Troy Dewar, director, investor relations, at +1-216-263-7765.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the direction and pace of our strategic transformation, including identification of and the ability to finance potential acquisitions; the operation of our critical business facilities without interruption; the completion of the revisitation of the DRC joint venture contracts without material modifications; the speed and sustainability of price changes in cobalt; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market price of cobalt or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt; the risk that new or modified internal controls, implemented in response to the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the impact of environmental regulations on our operating facilities and the impact of new or changes to current environmental, health and safety laws on our products and their use by our customers; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
(In thousands)	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$144,566	$100,187
Accounts receivable, less allowances	201,758	178,481
Inventories	453,353	413,434
Other current assets	70,559	64,431

Total current assets	870,236	756,533

Property, plant and equipment, net	258,053	288,834
Goodwill	303,936	322,172
Intangible assets	74,463	46,454
Notes receivable from joint venture partner, less allowances	19,665	24,179
Other non-current assets	31,986	31,038

Total assets	$1,558,339	$1,469,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$88	$513
Accounts payable	149,357	214,244
Accrued income taxes	3,211	32,040
Accrued employee costs	30,224	34,707
Other current liabilities	30,453	25,435

Total current liabilities	213,333	306,939

Long-term debt	26,080	1,136
Deferred income taxes	27,725	29,645
Minority interests	58,524	52,314
Other non-current liabilities	49,606	50,790

Total stockholders’ equity	1,183,071	1,028,386

Total liabilities and stockholders’ equity	$1,558,339	$1,469,210

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2008	2007	2008	2007
Net sales	$448,630	$264,640	$1,440,250	$712,134
Cost of products sold	362,369	191,502	1,091,300	483,075

Gross profit	86,261	73,138	348,950	229,059
Selling, general and administrative expenses	40,902	31,674	125,378	88,276

Operating profit	45,359	41,464	223,572	140,783
Other income (expense):
Interest expense	(385)	(238)	(1,292)	(7,523)
Interest income	535	5,041	1,409	15,643
Loss on redemption of Notes	—	—	—	(21,733)
Foreign exchange gain	121	4,178	869	5,962
Other expense, net	(371)	(501)	(565)	(999)

	(100)	8,480	421	(8,650)

Income from continuing operations before income tax (expense) benefit and minority partners’ share of income	45,259	49,944	223,993	132,133
Income tax (expense) benefit	14,533	(7,926)	(34,918)	(57,715)
Minority partners’ share of income, net of tax	(4,046)	(2,511)	(21,146)	(9,320)

Income from continuing operations	55,746	39,507	167,929	65,098
Discontinued operations:
Income (loss) from discontinued operations, net of tax	520	(1,412)	(211)	61,511
Gain on sale of discontinued operations, net of tax	—	—	—	72,270

Total income (loss) from discontinued operations, net of tax	520	(1,412)	(211)	133,781

Net income	$56,266	$38,095	$167,718	$198,879

Net income (loss) per common share — basic:
Continuing operations	$1.85	$1.32	$5.58	$2.18
Discontinued operations	0.01	(0.05)	(0.01)	4.47

Net income	$1.86	$1.27	$5.57	$6.65

Net income (loss) per common share — assuming dilution:
Continuing operations	$1.84	$1.30	$5.53	$2.15
Discontinued operations	0.01	(0.04)	—	4.43

Net income	$1.85	$1.26	$5.53	$6.58

Weighted average shares outstanding
Basic	30,183	30,031	30,087	29,902
Assuming dilution	30,350	30,350	30,352	30,235

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Cash Flows

	Nine Months Ended September 30,
(In thousands)	2008	2007
Operating activities
Net income	$167,718	$198,879
Adjustments to reconcile net income to net cash provided by operating activities:
Total (income) loss from discontinued operations	211	(133,781)
Loss on redemption of Notes	—	21,733
Depreciation and amortization	41,636	24,652
Share-based compensation expense	6,645	5,180
Minority partners’ share of income	21,146	9,320
Gain on cobalt forward purchase contracts	(4,002)	—
Interest income received from consolidated joint venture partner	3,776	—
Other non-cash items	(8,453)	(14,507)
Changes in operating assets and liabilities
Accounts receivable	(22,322)	(45,456)
Inventories	(42,631)	(98,019)
Accounts payable	(64,887)	56,611
Accrued income taxes	(28,829)	17,915
Other, net	(17,547)	(13,769)

Net cash provided by operating activities	52,461	28,758

Investing activities
Expenditures for property, plant and equipment	(23,282)	(12,833)
Net proceeds from the sale of the Nickel business	—	490,036
Proceeds from settlement of cobalt forward purchase contracts	10,736	—
Other investing activities	(2,850)	2,766

Net cash provided by (used for) investing activities	(15,396)	479,969

Financing activities
Payments of revolving line of credit and long-term debt	(45,485)	(400,000)
Borrowings from revolving line of credit	70,000	—
Premium for redemption of Notes	—	(18,500)
Distributions to joint venture partners	(14,934)	(1,350)
Payment related to surrendered shares	(3,251)	—
Proceeds from exercise of stock options	872	10,489
Excess tax benefit on share-based compensation	1,111	1,045

Net cash provided by (used for) financing activities	8,313	(408,316)

Effect of exchange rate changes on cash	(999)	5,718

Cash and cash equivalents
Increase from continuing operations	44,379	106,129
Discontinued operations — net cash provided by operating activities	—	48,575
Discontinued operations — net cash used for investing activities	—	(1,540)
Balance at the beginning of the period	100,187	282,288

Balance at the end of the period	$144,566	$435,452

OM Group, Inc. and Subsidiaries
Unaudited Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2008	2007	2008	2007
Net Sales
Advanced Materials	$306,789	$193,281	$998,301	$499,603
Specialty Chemicals	142,337	71,985	443,936	216,701
Intersegment items	(496)	(626)	(1,987)	(4,170)

	$448,630	$264,640	$1,440,250	$712,134

Operating profit
Advanced Materials	$44,771	$48,571	$219,570	$148,159
Specialty Chemicals	9,455	35	30,293	15,044
Corporate	(9,857)	(7,379)	(28,917)	(24,363)
Intersegment items	990	237	2,626	1,943

	$45,359	$41,464	$223,572	$140,783

OM Group, Inc. and Subsidiaries
Non-GAAP Financial Measure

	Three months ended		Three months ended
	September 30, 2008		September 30, 2007
Amounts in thousands except per share data	$	Diluted EPS	$	Diluted EPS

Net income as reported	$56,266	$1.85	$38,095	$1.26

Less:
Total income (loss) from discontinued operations	520	0.01	(1,412)	(0.04)

Income from continuing operations — as reported	$55,746	$1.84	$39,507	$1.30

Special items — income (expense):
Environmental charges at closed New Jersey site	—	—	(2,936)	(0.10)
Election to take Foreign Tax Credits on Prior Year Returns	25,100	0.83	—	—

Income from continuing operations — as adjusted for special items	$30,646	$1.01	$42,443	$1.40

Weighted average shares outstanding — diluted		30,350		30,350

	Nine months ended		Nine months ended
	September 30, 2008		September 30, 2007
Amounts in thousands except per share data	$	Diluted EPS	$	Diluted EPS

Net income as reported	$167,718	$5.53	$198,879	$6.58

Less:
Total income (loss) from discontinued operations	(211)	—	133,781	4.43

Income from continuing operations — as reported	$167,929	$5.53	$65,098	$2.15

Special items — income (expense):
Environmental charges at closed New Jersey site			(3,857)	(0.13)
Loss on redemption of Notes	—	—	(21,733)	(0.72)
Tax benefit related to redemption of Notes	—	—	7,607	0.25
Tax expense related to repatriation of foreign cash	—	—	(38,789)	(1.28)
REM — inventory step-up (COGS), net of tax	(1,222)	(0.04)	—	—
Tax assessment in Canada	(763)	(0.03)	—	—
Election to take Foreign Tax Credits on Prior Year Returns	25,100	0.83	—	—

Income from continuing operations — as adjusted for special items	$144,814	$4.77	$121,870	$4.03

Weighted average shares outstanding — diluted		30,352		30,235

Use of Non-GAAP Financial Information:
“Income from continuing operations — as adjusted for special items” is a non-GAAP financial measure that the Company’s management has used as an important metric in evaluating the performance of the Company’s business for 2008. The above table presents a reconciliation of the Company’s GAAP results, as reported (both net income and income from continuing operations), to its non-GAAP results after adjusting for the special items shown. The Company believes that the non-GAAP financial measure presented in the above table facilitates a comparative assessment of the Company’s operating performance by its management. In addition, the Company believes that this non-GAAP financial measure will enhance investors’ understanding of the performance of the Company’s operations during 2008 and of the comparability of the 2008 results to the results of prior periods.